Exhibit 99

Indigo Energy Announces Results of Advanced Flywheel UPS Tests

Levitation of Full Scale Flywheel System with less than 1 Watt of Power

NAPA, California--May 21, 2002--Indigo Energy, Inc. (OTC BB: IEGY.OB) of Napa, California, a developer of battery-free power quality solutions, announced today the successful testing of the Company's patent-pending magnetic bearing system for its flywheel energy storage system. The testing was conducted at the Torrance, California facilities of Innovative Magnetic Technologies, d.b.a. Calnetix (www.calnetix.com), an industry leader in magnetic bearing manufacturing and a strategic partner of Indigo Energy.

"We were available to levitate a full size flywheel within a production assembly with less power than is available in a standard AA battery," said Dr. Chris Gabrys, President of Indigo Energy.

Target applications for flywheel uninterruptible power supply (UPS) systems include the supply of uninterrupted power for the FCC-regulated telephone system, cellular phone towers, cable television, digital subscriber lines (DSL) systems, and cable modem networks.

About Indigo Energy, Inc.

Indigo Energy (www.indigoenergyinc.com) is a development stage company working to commercialize new ultra-high reliability, long-life flywheel energy storage systems for the prevention of power interruptions. These uninterruptible power solutions are designed to be cost-effective and environmentally friendly alternatives to lead acid battery systems for critical power applications and alternative energy applications. The worldwide market for power quality systems in 2000 was $10-$12 billion and this market is projected to grow to $44 billion by 2005.

The foregoing press release includes "forward looking statements" within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. Indigo Energy, Inc. refers interested parties to its Registration Statement No. 333-42026, as amended, and other SEC filings for a complete description of, and discussions about, Indigo Energy, Inc.

Contact:

Indigo Energy, Inc.
Secretary & Treasurer:
Scott Kostiuk, 707/254-9302
scottkostiuk@indigoenergyinc.com